SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 22, 2013 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.                      Termination of Definitive Material Agreement

On July 22, 2013, Radio One, Inc. together with certain of its operating subsidiaries (collectively, the “Company” or “Radio One”) received notice from Katz Communications, Inc. and various of its divisions and affiliates (collectively, “Katz”) that Katz was terminating its national sales representation of the Company effective fourteen (14) months from the date of the notice, as provided under the terms of various representation agreements and a master representation agreement.   While the termination notice would provide for a termination of the relationship between Radio One and Katz effective September 23, 2014 (the “Effective Termination Date”), the parties are in continued negotiation with respect to a new sales representation agreement.  While the Company cannot guarantee that an agreement will be reached with respect to continued sales representation by Katz, Radio One anticipates completing a new sales representation agreement with Katz or another sales representative prior to the Effective Termination Date and does not anticipate any interruption with respect to national sales representation.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K constitute forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized. Factors that could cause actual results to differ materially from the forward-looking statements include changes to the listing standards, policies and procedures of the NASADQ National Market, fluctuations in the Company's general financial and operating results, changes in the Company's liquidity and capital resources, declines in the market price of the Company's common stock, changes in the capital markets, competition, and general and industry-specific economic conditions. For more information about these and other risks that could affect the forward-looking statements herein, please see the Company's annual report on Form 10-K/A for the year ended December 31, 2012 and other filings made with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
July 25, 2013	Peter D. Thompson
Chief Financial Officer